Exhibit 10.7

Sysco Corporation 1390 Enclave Parkway Houston, Texas 77077 T 281.584.1390
PERSONAL AND CONFIDENTIAL

September 29, 2023

Dear Jennifer:

I am pleased to offer you the important Sysco Leadership role of Senior Vice President and Chief Accounting Officer, effective October 23rd, reporting to me. The following offer is contingent upon the approval of your appointment by Sysco’s Board of Directors to the Chief Accounting Officer role. Below is a summary of your compensation package:
•Your annual base salary will be $475,000.
•You will receive a one-time sign-on bonus of $375,000, less applicable withholding for taxes, within 30 days of your hire date or as soon as administratively feasible. In the event you voluntarily resign or are terminated for cause (as determined by Sysco in its sole discretion) within one year after your hire date, you agree to repay the amount of the sign-on bonus stated in this offer letter within thirty (30) days of your termination date. In the event you voluntarily resign or are terminated for cause within the second year after your hire date, you agree to repay 50% of the amount of the sign-on bonus within thirty (30) days of your termination date. However, in the event your employment ends via mutual agreement, you will not be required to repay the net (after tax) amount of the sign-on bonus.
•You will be eligible to participate in Sysco’s Annual Incentive Plan (AIP) and receive a bonus with actual payment based on your base salary, the Company's performance with regard to financial, strategic, and ESG objectives and your individual performance. Your target AIP bonus will be 100% of your base salary. Your fiscal year 2024 (FY2024) bonus will be prorated based on your start date. Eligibility for the bonus is contingent upon your continued employment with Sysco through the bonus payout date.
•You will be eligible to participate in Sysco’s Long-term Incentive (LTI) Plan with a target award representing 200% of your annual base salary. As soon as administratively feasible, following your start date and subject to CLD Committee approval, you will receive a FY2024 LTI award. This award will be composed of 20% stock options, 50% performance share units (PSUs), and 30% restricted stock units (RSUs). The stock options and RSUs will vest one third per year over three years. The PSUs will vest 100% after three years. The PSU portion of your FY2024 LTI award will be prorated based on your start date. If, for any reason, your employment commences during a blackout period (as defined in our Securities Trading Policy), the grant will be made within seven (7) Trading days after the expiration of such Blackout Period.
•You will receive a special Restricted Stock Unit grant valued at $300,000, as soon as administratively feasible, following your start date and subject to CLD committee approval. The grant will vest 1/3 per year over 3 years. If, for any reason, your employment commences during a blackout period (as defined in our Securities Trading Policy), the grant will be made within seven (7) Trading days after the expiration of such Blackout Period.
•You will be eligible for full health and welfare benefits with medical, dental, vision, and life / AD&D insurance effective the first day of the month coincident with or next following 31 days of employment. An overview of the available benefits can be viewed at https://syscobenefits.com. During this eligibility waiting period, you will be eligible for reimbursement of out-of-pocket premiums associated with continuation of previous health care coverage under COBRA for you and any eligible dependents. You will be eligible to participate in the Sysco Corporate Employees 401(k) Plan and Employee Stock Purchase Plan effective on your hire date.
•You will accrue up to four weeks paid vacation annually. Your 2023 calendar year vacation days will be prorated based on your start date.
•In addition to Sysco’s standard employee benefits, you will also be eligible to participate in the following significant executive benefit programs:
oManagement Savings Plan. This is a non-qualified deferred compensation program that allows you to defer salary and bonus on a pre-tax basis above amounts limited under the company’s 401(k) plan.
oA Disability Income Plan that will provide you with benefits in case of personal disability.
oAdditional group life and accidental death and dismemberment benefits.
An overview of these benefits is attached.

Jennifer Johnson

You will become eligible for relocation benefits in accordance with the terms and conditions of the Company’s current domestic program, a summary of which is attached hereto. If you accept Sysco relocation benefits, you will be asked to sign a repayment agreement that will be provided to you by Sysco’s relocation management company agreeing to reimburse Sysco for 100% of your relocation costs if you leave Sysco in the first year of employment, and 50% of your relocation costs if you leave Sysco in your second year of employment.
Please be advised that this letter is not intended to create or imply any contract or contractual rights between you and Sysco Corporation. Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right. This offer is contingent upon successful completion of all pre-employment requirements, including criminal background check and drug screen. Your continued employment is likewise contingent upon successful completion of these requirements, and failure to do so will result in termination.
Jennifer, we are excited to have you join the Sysco team and look forward to your contributions to our success.
If you have any questions, please contact Tunde Ogidan or me.
Sincerely,

/s/ Kenny Cheung

Kenny Cheung
Executive Vice President, Chief Financial Officer

Agreed and Accepted:

/s/ Jennifer Johnson        September 29, 2023
________________________________________
Jennifer Johnson            Date

Attachments:     Sysco Executive Rewards Overview
            Sysco Corporation Relocation Policy Summary

cc:    Kevin Hourican, President and Chief Executive Officer
    Ron Phillips, Executive Vice President and Chief Human Resources Officer
    Melanie Filas, Vice President, Total Rewards
    Tunde Ogidan, Senior Director, Human Resource Business Partner